Exhibit 99.1

News Release

Wabtec Plans To Affirm 2018 Financial Guidance AndLong-Term Financial Targets At Investor Day

WILMERDING, PA, May 7, 2018 – Wabtec Corporation (NYSE: WAB) today plans to affirm the following at its Investor Day:

•	In 2018, revenues are expected to be about $4.1 billion, earnings per diluted share are expected to be about $3.80 excluding estimated restructuring and integration charges, operating margin is expected to be about 13.5 percent, and the company expects cash flow from operations to exceed net income for the year.

•	The company’s long-term vision is to average double-digit growth in revenues and earnings per diluted share through the business cycle, with its operating margin expected to improve about 100 basis points annually, and cash from operations expected to exceed net income annually.

To view the presentations from today’s Investor Day, please visit www.wabtec.com and click on “Investor Presentation” in the “Investor Relations” section.

This release contains forward-looking statements, such as statements regarding the company’s expectations about its 2018 results and long-term financial targets. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing and profitability of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148